Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES THIRD QUARTER 2024 RESULTS

- Reports $147.6 Million of Year-to-Date Investment Activity -

- Raises 2024 Full Year Earnings Guidance -

NEW YORK, NY, October 23, 2024 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”), a net lease REIT focused on convenience and automotive retail real estate, announced today its financial and operating results for the quarter ended September 30, 2024.

Third Quarter 2024 Highlights

•
Net earnings: $0.27 per share
•
Funds From Operations (“FFO”): $0.56 per share
•
Adjusted Funds From Operations (“AFFO”): $0.59 per share
•
Invested $30.2 million across 16 properties at an 8.0% initial cash yield, plus an additional $15.1 million across four properties subsequent to quarter end
•
Raised gross proceeds of approximately $121.1 million in a follow-on common stock offering in connection with forward sales agreements
•
Agreed to issue $125.0 million of new senior unsecured notes to certain investors in a private placement transaction
•
Extended leases totaling 11.0% of annualized base rent, or ABR, and increased the portfolio's weighted average lease term, or WALT, to more than 10.0 years
•
As of October 23, 2024, had a committed investment pipeline of more than $70.0 million for the development and/or acquisition of 24 convenience and automotive retail properties

“We are pleased to have produced another quarter of consistent earnings growth, while expanding and diversifying our portfolio of convenience and automotive retail properties," stated Christopher J. Constant, Getty’s President & Chief Executive Officer. “We continue to leverage our expertise and relationships to identify attractive investment opportunities, having deployed more than $147 million year to date and increasing our committed pipeline to more than $70 million. Our active approach to asset management also continues to generate additional value-creation opportunities as we advanced a number of redevelopment projects and increased our weighted average lease term to more than 10 years through the extension of two material unitary leases. Finally, we raised more than $245 million of equity and debt capital to accretively fund our investment activity, further strengthen our balance sheet, and support our strategic objectives as we move through the end of the year and into 2025.”

Net Earnings, FFO and AFFO

All per share amounts are presented on a fully diluted per common share basis, unless stated otherwise. FFO and AFFO are “Non-GAAP Financial Measures” which are defined and reconciled to net earnings at the end of this release.

($ in thousands, except per share amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net earnings	$15,335	$16,033	$48,769	$43,639
Net earnings per share	0.27	0.31	0.86	0.85

FFO	$31,441	$27,724	$91,506	$78,703
FFO per share	0.56	0.53	1.64	1.56

AFFO	$33,161	$29,400	$96,762	$85,088
AFFO per share	0.59	0.57	1.74	1.68

Select Financial Results

Revenues from Rental Properties

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Rental income (a)	$47,581	$41,310	$137,691	$119,826
Tenant reimbursement income	2,913	7,538	8,739	15,047
Revenues from rental properties	$50,494	$48,848	$146,430	$134,873

(a)
Rental income includes base rental income, additional rental income, if any, and certain non-cash revenue recognition adjustments.

For the quarter ended September 30, 2024, base rental income grew 14.7% to $46.9 million, as compared to $40.9 million for the same period in 2023. For the nine months ended September 30, 2024, base rental income grew 14.2% to $136.3 million, as compared to $119.3 million for the same period in 2023.

The growth in base rental income in both periods was driven by incremental revenue from recently acquired properties, contractual rent increases for in-place leases, and rent commencements from completed redevelopments, partially offset by property dispositions.

Interest (Income) on Notes and Mortgages Receivable

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Interest on notes and mortgages receivable	$973	$1,638	$3,945	$3,331

The change in interest earned on notes and mortgages receivable for the quarter ended September 30, 2024 was due to smaller average development funding balances as compared to the prior year period. The change in interest earned on notes and mortgages receivable for the nine months ended September 30, 2024 was due to larger average development funding balances and higher development funding rates as compared to the prior year period.

Property Costs

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Property operating expenses	$3,751	$8,426	$11,174	$17,655
Leasing and redevelopment expenses	176	284	440	566
Property costs	$3,927	$8,710	$11,614	$18,221

The change in property operating expenses in both periods was primarily due to lower reimbursable and non-reimbursable real estate taxes.

The change in leasing and redevelopment expenses for the quarter ended September 30, 2024 was due to lower professional fees and demolition costs, partially offset by certain redevelopment project write-offs. The change in leasing and redevelopment expenses for the nine months ended September 30, 2024 was primarily due to lower demolition costs, partially offset by by certain redevelopment project write-offs.

Other Expenses

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Environmental expenses	$305	$313	$138	$977
General and administrative expenses	5,948	5,745	18,772	17,942
Impairments	675	986	2,467	3,970

The change in environmental expenses in both periods was primarily due to changes in environmental estimates and reduced accretion expense. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of changes in reported environmental expenses for any one period, or a comparison to prior periods.

The change in general and administrative expenses in both periods was primarily due to higher employee-related expenses and certain professional fees. For the nine months ended September 30, 2024, these increases were partially offset by a decrease in non-recurring retirement and severance costs.

Impairment charges in all periods were driven by the accumulation of asset retirement costs at certain properties as a result of changes in estimated environmental liabilities, which increased the carrying values of these properties in excess of their fair values, and were also attributable to reductions in estimated undiscounted cash flows expected to be received during the assumed holding period for certain of our properties. Additionally, certain impairment charges for the nine months ended September 30, 2024 and 2023 were attributable to reductions in estimated sales prices from third-party offers based on signed contracts, letters of intent or indicative bids for certain of our properties.

Portfolio Activities

Acquisitions and Development Funding

During the quarter ended September 30, 2024, the Company invested $30.2 million at a 8.0% initial cash yield, including:

•
The acquisition of 12 properties for $28.8 million (net of previously funded amounts), including ten express tunnel car washes, one auto service center, and one convenience store.

•
Incremental development funding of $1.4 million for the construction of four new-to-industry express tunnel car washes. As of September 30, 2024, the Company had advanced aggregate development funding of $32.9 million for the development of twelve properties that are either owned by the Company and under construction by our tenants, or which the Company expects to acquire via sale-leaseback transactions at the end of the respective construction periods.

Subsequent to quarter end, the Company invested approximately $15.1 million and, year-to-date, has invested a total of $147.6 million at an 8.0% initial cash yield.

Investment Pipeline

As of October 23, 2024, the Company had a committed investment pipeline of more than $70 million for the development and/or acquisition of 24 convenience stores, express tunnel car washes, auto service centers, and drive thru quick service restaurants. The Company expects to fund the majority of this investment activity, which includes multiple transactions with seven different tenants, over the next three to six months. While the Company has fully executed agreements for each transaction, the timing and amount of each investment is dependent on its counterparties and the schedules under which they are able to complete development projects and certain business acquisitions for which the Company is providing sale leaseback financing.

Redevelopments

During the quarter ended September 30, 2024, rent commenced on a redevelopment property located in the Providence (RI) metro area and leased to Chipotle Mexican Grill under a long term, triple net lease.

During the quarter ended September 30, 2024, the Company signed leases for three new redevelopment projects and, as of September 30, 2024, had signed leases for five redevelopment projects, including one site under construction and four sites pending recapture from our net lease portfolio. Other potential projects are in various stages of feasibility planning.

Lease Extensions

During the quarter ended September 30, 2024, the Company extended the lease terms for two unitary leases totaling $20.9 million of ABR, or 11.0% of total ABR as of September 30, 2024.

•
The Company and Global Partners LP ("Global") agreed to an amended unitary lease that extended the term of the lease by seven years to August 2034, increased the aggregate ABR due under the lease by $0.3 million, and reduced the number of the properties under the lease from 93 to 70. The 23 properties removed from the unitary lease were sold to Global for $4.4 million and the proceeds were redeployed into new income-producing assets. All other material terms of the lease remained substantially unchanged.
•
A renewal option for the Company's unitary lease with CPD Energy was automatically exercised, adding 10 years of term and extending the expiration of the lease to January 2036.

During the nine months ended September 30, 2024, the Company extended the lease terms for four unitary leases totaling $24.7 million of ABR, or 13.0% of total ABR as of September 30, 2024.

As a result of the extended leases and the Company's 2024 acquisition activity, the portfolio's WALT was 10.1 years as of September 30, 2024, as compared to 8.9 years as of December 31, 2023.

Dispositions

During the quarter ended September 30, 2024, the Company sold 23 properties for gross proceeds of $4.4 million in connection with the amendment to the Global unitary lease referenced above and recorded a net loss of $1.5 million. During the nine months ended September 30, 2024, the Company sold a total of 24 properties for gross proceeds of $5.6 million and recorded a net loss of $0.3 million on the dispositions.

Balance Sheet and Capital Markets

As of September 30, 2024, the Company had $837.5 million of total outstanding indebtedness consisting of (i) $675.0 million of senior unsecured notes with a weighted average interest rate of 3.9% and a weighted average maturity of 5.7 years, (ii) a $150.0 million unsecured term loan with an interest rate of 6.1% and an initial maturity in October 2025, and (iii) $12.5 million outstanding on the Company’s $300 million unsecured revolving credit facility. Available cash and equivalents were $4.0 million.

Equity Capital Markets

In July 2024, the Company completed a follow-on public offering of 4.0 million shares of common stock in connection with forward sales agreements. Upon settlement, the offering is anticipated to raise gross proceeds of approximately $121.1 million.

During the quarter ended September 30, 2024, the Company settled 0.8 million shares of common stock subject to outstanding forward sale agreements under its at-the-market ("ATM") equity program for net proceeds of approximately $24.0 million.

As of September 30, 2024, the Company had a total of 4.4 million shares of common stock subject to outstanding forward equity agreements under its ATM equity offering program and in connection with its July 2024 follow-on public offering, which upon settlement are anticipated to raise gross proceeds of approximately $132.5 million.

Debt Capital Markets

During the quarter ended September 30, 2024, the Company agreed to issue $125.0 million of new senior unsecured notes to certain investors in a private placement transaction, including (i) $50.0 million of 5.52% senior unsecured notes due September 2029, and (ii) $75.0 million of 5.70% senior unsecured notes due February 2032.

The Company anticipates the transaction will close during the quarter ending December 31, 2024 with funding occurring during the quarter ending March 31, 2025, although there can be no assurance that the transaction is executed according to these dates, or at all. Use of proceeds would include (i) the repayment of $50.0 million of 4.75% senior unsecured notes maturing in February 2025, and (ii) general corporate purposes, including to fund investment activity.

2024 Guidance

As a result of year-to-date investment and capital markets activity, the Company is raising its 2024 AFFO guidance to a range of $2.32 to $2.33 per diluted share from the prior range of $2.30 to $2.32 per diluted share. The Company’s outlook includes completed transaction activity as of the date of this release, but does not include assumptions for any prospective acquisitions, dispositions, or capital markets activities (including the settlement of outstanding forward sale agreements).

The guidance is based on current assumptions and is subject to risks and uncertainties more fully described in this press release and the Company’s periodic reports filed with the SEC.

Webcast Information

Getty Realty Corp. will host a conference call and webcast on Thursday, October 24, 2024 at 8:30 a.m. EDT. To participate in the call, please dial 1-877-423-9813, or 1-201-689-8573 for international participants, ten minutes before the scheduled start. Participants may also access the call via live webcast by visiting the investors section of the Company's website at ir.gettyrealty.com.

If you cannot participate in the live event, a replay will be available on Thursday, October 24, 2024 beginning at 11:30 a.m. EDT through 11:59 p.m. EDT, Thursday, October 31, 2024. To access the replay, please dial 1-844-512-2921, or 1-412-317-6671 for international participants, and reference pass code 13748932.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of September 30, 2024, the Company’s portfolio included 1,108 freestanding properties located in 42 states across the United States and Washington, D.C.

Non-GAAP Financial Measures

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), the Company also focuses on Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) to measure its performance.

FFO and AFFO are generally considered by analysts and investors to be appropriate supplemental non-GAAP measures of the performance of REITs. FFO and AFFO are not in accordance with, or a substitute for, measures prepared in accordance with GAAP. In addition, FFO and AFFO are not based on any comprehensive set of accounting rules or principles. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity. These measures should only be used to evaluate the Company’s performance in conjunction with corresponding GAAP measures.

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as GAAP net earnings before (i) depreciation and amortization of real estate assets, (ii) gains or losses on dispositions of real estate assets, (iii) impairment charges, and (iv) the cumulative effect of accounting changes.

The Company defines AFFO as FFO excluding (i) certain revenue recognition adjustments (defined below), (ii) certain environmental adjustments (defined below), (iii) stock-based compensation, (iv) amortization of debt issuance costs and (v) other non-cash and/or unusual items that are not reflective of the Company’s core operating performance.

Other REITs may use definitions of FFO and/or AFFO that are different than the Company’s and, accordingly, may not be comparable.

The Company believes that FFO and AFFO are helpful to analysts and investors in measuring the Company’s performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, the core operating performance of the Company’s portfolio. Specifically, FFO excludes items such as depreciation and amortization of real estate assets, gains or losses on dispositions of real estate assets, and impairment charges. With respect to AFFO, the Company further excludes the impact of (i) deferred rental revenue (straight-line rent), the net amortization of above-market and below-market leases, adjustments recorded for the recognition of rental income from direct financing leases, and the amortization of deferred lease incentives (collectively, “Revenue Recognition Adjustments”), (ii) environmental accretion expenses, environmental litigation accruals, insurance reimbursements, legal settlements and judgments, and changes in environmental remediation estimates (collectively, “Environmental Adjustments”), (iii) stock-based compensation expense, (iv) amortization of debt issuance costs and (v) other items, which may include allowances for credit losses on notes and mortgages receivable and direct financing leases, losses on extinguishment of debt, retirement and severance costs, and other items that do not impact the Company’s recurring cash flow and which are not indicative of its core operating performance.

The Company pays particular attention to AFFO which it believes provides the most useful depiction of the core operating performance of its portfolio. By providing AFFO, the Company believes it is presenting information that assists analysts and investors in their assessment of the Company’s core operating performance, as well as the sustainability of its core operating performance with the sustainability of the core operating performance of other real estate companies. For a tabular reconciliation of FFO and AFFO to GAAP net earnings, see the table captioned “Reconciliation of Net Earnings to Funds From Operations and Adjusted Funds From Operations” included herein.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” “outlook” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements include, but are not limited to, those regarding the company’s 2024 AFFO per share guidance, those made by Mr. Constant, statements regarding the recapture and transfer of certain net lease retail properties, statements regarding the ability to obtain appropriate permits and approvals, and statements regarding AFFO as a measure best representing core operating performance and its utility in comparing the sustainability of the company’s core operating performance with the sustainability of the core operating performance of other REITs.

Information concerning factors that could cause the company’s actual results to differ materially from these forward-looking statements can be found elsewhere from this press release, including, without limitation, those statements in the company’s periodic reports filed with the securities and exchange commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

-more-

GETTY REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share amounts)

	September 30, 2024	December 31, 2023
ASSETS
Real estate:
Land	$912,922	$867,884
Buildings and improvements	980,753	847,339
Investment in direct financing leases, net	44,434	59,964
Construction in progress	102	426
Real estate held for use	1,938,211	1,775,613
Less accumulated depreciation and amortization	(294,269)	(265,593)
Real estate held for use, net	1,643,942	1,510,020
Lease intangible assets, net	121,455	100,315
Real estate held for sale, net	2,609	2,429
Real estate, net	1,768,006	1,612,764
Notes and mortgages receivable	39,004	112,008
Cash and cash equivalents	4,013	3,307
Restricted cash	3,009	1,979
Deferred rent receivable	59,225	54,424
Accounts receivable	2,411	5,012
Right-of-use assets - operating	12,832	14,571
Right-of-use assets - finance	119	174
Prepaid expenses and other assets, net	13,244	18,066
Total assets	$1,901,863	$1,822,305
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Borrowings under Revolving Credit Facility	$12,500	$10,000
Senior Unsecured Notes, net	673,594	673,406
Term Loan, net	148,636	72,692
Environmental remediation obligations	20,812	22,369
Dividends payable	25,422	24,850
Lease liability - operating	14,170	16,051
Lease liability - finance	403	595
Accounts payable and accrued liabilities, net	42,935	46,790
Total liabilities	938,472	866,753
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 20,000,000 shares authorized; unissued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 55,016,894 and 53,952,539 shares issued and outstanding, respectively	550	540
Accumulated other comprehensive income (loss)	(3,974)	(4,021)
Additional paid-in capital	1,087,562	1,053,129
Dividends paid in excess of earnings	(120,747)	(94,096)
Total stockholders’ equity	963,391	955,552
Total liabilities and stockholders’ equity	$1,901,863	$1,822,305

GETTY REALTY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Revenues from rental properties	$50,494	$48,848	$146,430	$134,873
Interest on notes and mortgages receivable	973	1,638	3,945	3,331
Total revenues	51,467	50,486	150,375	138,204
Operating expenses:
Property costs	3,927	8,710	11,614	18,221
Impairments	675	986	2,467	3,970
Environmental	305	313	138	977
General and administrative	5,948	5,745	18,772	17,942
Depreciation and amortization	13,960	11,288	39,984	32,580
Total operating expenses	24,815	27,042	72,975	73,690

(Loss) gain on dispositions of real estate	(1,471)	583	(286)	1,486

Operating income	25,181	24,027	77,114	66,000

Other income, net	206	89	504	383
Interest expense	(10,052)	(8,083)	(28,849)	(22,701)
Loss on extinguishment of debt	—	—	—	(43)
Net earnings	$15,335	$16,033	$48,769	$43,639

Basic earnings per common share:
Net earnings	$0.27	$0.31	$0.87	$0.86

Diluted earnings per common share:
Net earnings	$0.27	$0.31	$0.86	$0.85

Weighted average common shares outstanding:
Basic	54,249	50,621	54,064	49,088
Diluted	54,619	50,712	54,194	49,301

Other comprehensive income:
Unrealized (loss) gain on cash flow hedges	(2,698)	—	584	—
Cash flow hedge income reclassified to interest expense	(225)	—	(537)	—
Total other comprehensive income	(2,923)	—	47	—

Comprehensive income	$12,412	$16,033	$48,816	$43,639

GETTY REALTY CORP.

RECONCILIATION OF NET EARNINGS TO

FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net earnings	$15,335	$16,033	$48,769	$43,639
Depreciation and amortization of real estate assets	13,960	11,288	39,984	32,580
Loss (gain) on dispositions of real estate	1,471	(583)	286	(1,486)
Impairments	675	986	2,467	3,970
Funds from operations (FFO)	31,441	27,724	91,506	78,703
Revenue recognition adjustments
Deferred rental revenue (straight-line rent)	(1,484)	(1,582)	(4,801)	(4,057)
Amortization of intangible market lease assets and liabilities	(134)	(285)	(356)	(822)
Amortization of investments in direct financing leases	1,239	1,521	4,519	4,444
Amortization of lease incentives	158	280	93	815
Total revenue recognition adjustments	(221)	(66)	(545)	380
Environmental Adjustments
Accretion expense	91	144	299	422
Changes in environmental estimates	(68)	(98)	(823)	(175)
Insurance reimbursements	—	(86)	(65)	(138)
Legal settlements and judgments	—	—	(41)	—
Total environmental adjustments	23	(40)	(630)	109
Other Adjustments
Stock-based compensation expense	1,561	1,443	4,491	4,162
Amortization of debt issuance costs	563	249	1,690	752
Recovery for credit loss on notes and mortgages receivable and direct financing leases	(206)	—	(206)	—
Loss on extinguishment of debt	—	—	—	43
Retirement and severance costs	—	90	456	939
Total other adjustments	1,918	1,782	6,431	5,896
Adjusted Funds from operations (AFFO)	$33,161	$29,400	$96,762	$85,088

Basic per share amounts:
Net earnings	$0.27	$0.31	$0.87	$0.86
FFO (a)	0.56	0.53	1.65	1.56
AFFO (a)	0.60	0.57	1.74	1.69
Diluted per share amounts:
Net earnings	$0.27	$0.31	$0.86	$0.85
FFO (a)	0.56	0.53	1.64	1.56
AFFO (a)	0.59	0.57	1.74	1.68
Weighted average common shares outstanding:
Basic	54,249	50,621	54,064	49,088
Diluted	54,619	50,712	54,194	49,301

(a)
Dividends paid and undistributed earnings allocated, if any, to unvested restricted stockholders are deducted from FFO and AFFO for the computation of the per share amounts. The following amounts were deducted:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
FFO	$832	$679	$2,431	$1,986
AFFO	878	720	2,570	2,147

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com